Exhibit 10.16
Cullen/Frost Bankers, Inc.
Executive Change-in-Control Severance Plan
ARTICLE I.Establishment, Term, and Purpose
1.1Establishment of the Plan. Cullen/Frost Bankers, Inc. (the “Company”) hereby establishes a severance plan for its Key Eligible Employees (as defined below), to be known as the Cullen/Frost Bankers, Inc. Executive Change-in-Control Severance Plan (the “Plan”).

1.2Background. The Company and certain of its employees have entered into individual severance agreements (“CIC Agreements”), which provide these employees certain payments and benefits in connection with a qualifying termination of employment following a change in control, as defined thereunder. The Company wishes to consolidate these CIC Agreements under a single plan document. Accordingly, as of the Effective Date (as defined below), the CIC Agreements shall be terminated and each of the employees covered under those agreements shall become a Key Eligible Employee. As provided under the Plan, the Committee (as defined below) may designate other employees of the Company as Key Eligible Employees.

1.3Purpose of Plan. The purpose of this Plan is to provide certain Severance Benefits (as defined below) to Participants (as defined below) who incur a Qualifying Termination (as defined below). The provision of such Severance Benefits is to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat, or occurrence of a change in control of the Company. In the event the Company receives any proposal from a third person concerning a possible business combination with the Company, or acquisition of the Company’s equity securities, or otherwise considers or pursues a transaction that could lead to a change in control, the Board of Directors of the Company believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a possibility. Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

1.4Effective Date. The effective date of this Plan is April 28, 2021.

ARTICLE II.Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
2.1“Accrued Obligation” means an amount equal to the Participant’s accrued and unpaid Base Salary, accrued vacation pay, and earned but not taken vacation pay through the Participant’s Effective Date of Termination.

2.2“Annualized Base Salary” means the highest rate of a Participant’s annualized Base Salary in effect immediately preceding the Change in Control.

2.3“Base Salary” means the salary of record paid to a Participant as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.4“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5“Beneficiary” means the persons or entities designated by the Participant pursuant to Section 9.3.

2.6“Board” means the Board of Directors of the Company.

2.7“Cause” means:

(A)The Participant’s willful and continued failure to substantially perform his/her duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Participant of a Notice of Termination for Good Reason) and, after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has willfully failed to substantially perform his/her duties, the Participant has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such written demand;

(B)The Participant’s willfully engaging in conduct (other than conduct covered under (A) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(C)The Participant’s having been convicted of a felony.

For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company. The termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Participant, if applicable) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described above, and specifying the particulars thereof in detail.
2.8“Change in Control” means any of the following events:

(A)any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (A) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a transaction (other than one described in paragraph (B) below) in which Company Voting Securities are acquired from the Company if a majority of the incumbent members of the Board approve a resolution providing expressly, pursuant to this clause (iv), that the acquisition does not constitute a Change in Control under this paragraph (A);

(B)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 60% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(C)during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (A) or (B) of this Section 2.8) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(D)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. Further, in no event shall a Change in Control be deemed to have occurred with respect to a Participant if such Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors).

2.9“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

2.10“CoC Severance Formula” means the formula for determining cash severance that is assigned to each Key Eligible Employee and disclosed on Exhibit A.

2.11“Committee” means the Compensation and Benefits Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Benefits Committee.

2.12“Company” means Cullen/Frost Bankers, Inc., a Texas corporation, or any successor thereto as provided in Article 7 herein.

2.13“Continuation of Benefits Period” means the period of months during which a Key Eligible Employee’s Welfare Benefits will continue following a Qualifying Termination and disclosed on Exhibit A.

2.14“Disability” means complete and permanent inability, by reason of illness or accident, to perform the duties of the occupation at which the Participant was employed when such disability commenced.

2.15“Effective Date” means the effective date of this Plan as set forth in Section 1.4.

2.16“Effective Date of Termination” means the effective date of a Participant’s termination of employment with the Company, regardless of reason.

2.17“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.18“Good Reason” means without a Participant’s express written consent, the occurrence of any one or more of the following:

(A)The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company in effect immediately preceding the Change in Control, or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control;

(B)The Company’s requiring the Participant to be based at a different location if the distance between such different location and the Participant’s current primary residence is at least fifty (50) miles greater than the distance between the location at which the Participant was based immediately preceding the Change in Control and the Participant’s current primary residence (for the avoidance of doubt, required travel on the Company’s business to the extent substantially consistent with the Participant’s business obligations as of the Effective Date shall not constitute the Company’s requiring the Participant to be based at a different location);

(C)A material reduction in the Participant’s Base Salary or Target Bonus as in effect on the Effective Date or as the same may be increased from time to time;

(D)A material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements, in which the Participant participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other Participants who have positions commensurate with the Participant’s position (for purposes of this Plan, long-term incentive compensation plans shall mean the “Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan” as such may be amended from time to time, and any successor plans or other similar plans instituted by the Company);

(E)The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan, as contemplated in Article 7 herein;

(F)Any breach of any of the terms of the Plan by the Company or any successor entity; or

(G)Any termination of Participant’s employment by the Company that is not effected pursuant to a Notice of Termination.
The existence of Good Reason shall not be affected by a Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. A Participant’s termination shall constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason. A Participant’s continued employment shall not constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason.
2.19“Key Eligible Employee” means an employee of the Company who is from time to time designated by the Committee as eligible to participate in the Plan. The list of Key Eligible Employees is set forth in Exhibit A attached hereto. The Committee may update Exhibit A at any time to reflect the then current Key Eligible Employees, without formally amending the Plan.

2.20“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the applicable Participant’s employment under the provision so indicated.

2.21“Participant” means a Key Eligible Employee who is a party to a Participation Agreement which has not been terminated in accordance with the terms of this Plan.

2.22“Participation Agreement” means an agreement to participate in the Plan in substantially the form shown as Exhibit B hereto.

2.23“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.24“Qualifying Termination” means the occurrence of any one of the following events:

(A)An involuntary termination of the Participant’s employment by the Company for reasons other than Cause within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Participant by the Company; or

(B)A voluntary termination by the Participant for Good Reason within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Company by the Participant; provided, however, a voluntary termination will be treated as a termination for Good Reason only if (i) the Participant’s Notice of Termination sets forth the conditions that the Participant claims constitute Good Reason, (ii) the Participant provides Notice of Termination to the Company within sixty (60) days after the occurrence of the conditions giving rise to Good Reason, (iii) the Company fails to correct the conditions giving rise to Good Reason within thirty (30) days after it receives such Notice of Termination from the Participant (“Cure Period”), and (iv) the Participant actually terminates his or her employment no later than thirty (30) days after the end of the Cure Period.

2.25“Severance Benefits” means the severance benefits and compensation payable to a Participant under Sections 3.3(A), (B) and (C).

2.26“Target Bonus” shall mean the target bonus amount established under the Company’s annual incentive plan.

ARTICLE III.Participation and Severance Benefits
3.1Participation. Upon designation of an employee of the Company as a Key Eligible Employee, such Key Eligible Employee shall be offered a Participation Agreement and upon execution and delivery thereof by the Key Eligible Employee, such Key Eligible Employee shall become a Participant in the Plan.

3.2Termination of Participation. A Participant shall cease to be a Participant in the Plan and therefore shall cease to be eligible to receive Severance Benefits under the Plan upon the occurrence of any one of the following circumstances, subject as applicable to Article VIII:

(A)The Participant’s employment with the Company ends due to death or Disability;

(B)The Participant voluntarily terminates employment with the Company without Good Reason;

(C)The Company terminates the Participant’s employment for Cause;

(D)The Committee determines that the Participant is no longer a Key Eligible Employee;

(E)The Company or the Participant terminates the Participant’s Participation Agreement; or

(F)The Company terminates the Plan.

3.3Severance Benefits Payable upon a Qualifying Termination. If a Participant has incurred a Qualifying Termination, the Company shall pay to the Participant: (i) a cash lump sum equal to the Participant’s Accrued Obligation within sixty (60) days of such Qualifying Termination and (ii) the following Severance Benefits, with the payment or provision of such Severance Benefits conditioned upon the Participant’s compliance with Section 3.7:

(A)Cash Severance. A cash lump sum equal to the amount determined under the Participant’s CoC Severance Formula.

(B)Pro Rata Target Annual Bonus. A cash lump sum equal to the Participant’s Target Bonus, adjusted on a pro rata basis based on the number of days the Participant was actually employed during the applicable performance period in which the Participant incurred a Qualifying Termination.

(C)Medical and Life Insurance Benefits. A continuation of health care, life and accidental death and dismemberment, and disability insurance and any supplemental benefits related thereto (“Welfare Benefits”) during the Participant’s Continuation of Benefits Period. These Welfare Benefits shall be provided to the Participant at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Qualifying Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for all management employees of the Company in the case of Welfare Benefits specific to management employees, the cost and/or coverage level, likewise, shall change for the Participant in a corresponding manner. The continuation of Welfare Benefits shall be discontinued prior to the end of the Continuation of Benefits Period in the event the Participant has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

3.4Termination for Disability. Following a Change in Control of the Company, if a Participant’s employment is terminated due to Disability, the Company shall pay the Participant his/her (i) Accrued Obligations and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In the event the Participant’s employment is terminated due to Disability, the Participant shall not be entitled to the Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

3.5Termination for Death. Following a Change in Control of the Company, if a Participant’s employment is terminated by reason of his/her death, the Company shall pay to the Participant, pursuant to Section 7.2, his/her (i) Accrued Obligations and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In the event the Participant’s employment is terminated by reason of his/her death, the Participant shall not be entitled to Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

3.6Termination for Cause, or Voluntary Termination Other Than for Good Reason. Following a Change in Control of the Company, if the Participant’s employment is terminated by the Company for Cause or by the Participant other than for Good Reason, the Company shall pay the Participant his/her (i) Accrued Obligations and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In the event the Participant’s employment is terminated by the Company for Cause or by the Participant other than for Good Reason, the Participant shall not be entitled to Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

3.7Release and Waiver of Claims. A Participant shall only be entitled to receive the Severance Benefits pursuant to Section 3.3 if the Participant has executed (and not revoked) a release of claims in favor of the Company (and its current and former directors, officers, employees, agents, shareholders, etc.) substantially in a form acceptable to the Company (the “Release”), and the Release becomes effective and irrevocable prior to the sixtieth (60th) day following the Participant’s Effective Date of Termination. If the Release does not become effective and irrevocable prior to the sixtieth (60th) day following the Participant’s Effective Date of Termination or if the Participant otherwise fails to comply with this Section 3.7, if the Participant revokes all or any portion of the Release within any applicable revocation period or if the Participant otherwise fails to comply with the requirements of this Section 3.7, the Company shall have no obligation to pay or provide any Severance Benefits to the Participant under Section 3.3.

ARTICLE IV.Form and Timing of Severance Benefits
4.1Form and Timing of Severance Benefits. Subject to a Participant’s compliance with Section 3.7, the Severance Benefits described in Sections 3.3(A) and (B) shall be paid in cash to the Participant in a single lump sum within sixty (60) days after the Participant’s Effective Date of Termination (with the actual payment date during such sixty (60)-day period to be determined by the Company in its discretion).

4.2Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

ARTICLE V.Excise Tax Equalization Payment
5.1280G Net-Better Cut Back. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to such Participant under this Plan to the maximum amount that could be paid to such Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide such Participant with a greater after tax amount than if such amounts were not reduced, then the amounts payable to such Participant under this Plan shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 3.3(A), then the payments under Section 3.3(B) and then the benefits under Section 3.3(C), unless an alternative method of reduction is elected by such Participant. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to such Participant, no amounts payable under this Plan shall be reduced pursuant to this provision.

5.2Determination by Accounting Firm. All determinations required to be made under this Article 5 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to the Participant that he/she is not required to report any Excise Tax on his/her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Participant (except as provided in Section 5.3).

5.3Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 so that the Participant did not receive the greatest net benefit, the Company shall reimburse the Participant for the full amount necessary to make the Participant whole, plus a market rate of interest, as determined by the Committee, within 30 days after such adjustment.

ARTICLE VI.Legal Remedies
6.1Payment of Legal Fees. To the extent permitted by law, the Company shall pay all reasonable legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Participant as a result of the Company’s refusal to provide the Severance Benefits to which the Participant becomes entitled under this Plan, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Plan. Such costs and fees shall be reimbursed as soon as practicable after the Participant makes a claim for reimbursement (but in no event later than the end of the year following the year in which the costs are incurred).

6.2Mandatory Arbitration. Any dispute or controversy arising under or in connection with this Plan shall be settled by arbitration, conducted before a panel of three (3) arbitrators in Austin, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company.

ARTICLE VII.Successors and Assignment
7.1Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

7.2Assignees of the Participant. Subject to this Section 7.2 and Section 9.3, the rights of a Participant under this Plan, including with respect to payments and benefits, cannot be assigned. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Participant dies while any amount would still be payable to the Participant under the Plan had the Participant continued to live (or with respect to amounts payable to the Participant under Section 3.5), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s Beneficiary. If the Participant has not named a Beneficiary pursuant to Section 9.3, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

ARTICLE VIII.Termination and Amendment
8.1Amendment and Termination of the Plan. Subject to Section 8.2, the Board of Directors may terminate or amend the Plan at any time.

8.2Participant Rights. Notwithstanding any provision of the Plan to the contrary, no termination or amendment of the Plan made (i) after a Participant incurs a Qualifying Termination may have the effect of reducing or otherwise impairing the rights and benefits of such Participant under the Plan without the Participant’s written consent or (ii) on or after the date of a Change in Control may be effective prior to the second anniversary of such Change in Control.

ARTICLE IX.Miscellaneous
9.1No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 3.3(C).

9.2Employment Status. Except as may be provided under any other agreement between the Participant and the Company, the employment of the Participant by the Company is “at will,” and may be terminated by either the Participant or the Company at any time, subject to applicable law.

9.3Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Committee. The Participant may make or change such designations at any time.

9.4Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

9.5Applicable Law; Waiver of Jury Trial. To the extent not preempted by the laws of the United States, the laws of the state of Texas, without regard to its conflicts of law provisions, shall be the controlling law in all matters relating to this Plan. TO THE EXTENT PERMITTED BY LAW, THE COMPANY AND EACH PARTICIPANT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A JURY TRIAL WITH RESPECT TO ANY CONTROVERSY OR CLAIM BETWEEN THE PARTICIPANT AND THE COMPANY ARISING OUT OF OR RELATING TO OR CONCERNING THIS PLAN.

9.6Code Section 409A. The Severance Benefits and other benefits under this Plan are intended to comply with Section 409A of the Code or to otherwise be exempt therefrom.

(A)Notwithstanding anything herein to the contrary, if (a) the Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Participant’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any Severance Benefits or other payment or benefit provided for in this Plan or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A of the Code, then any such Severance Benefit or other payment or benefit that is payable during the first six months following the Participant’s “separation from service” shall be paid or provided to the Participant in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Participant’s “separation from service” occurs. Any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Participant upon a “separation from service”.

(B)Notwithstanding anything to the contrary in Section 3.3 of this Plan or elsewhere, any payment or benefit under Section 3.3 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1 (b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Participant following the taxable year of the Participant in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Participant in which the “separation from service” occurs.

(C)To the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. For the purposes of this Plan, each payment made pursuant to Section 3.3 shall be deemed to be separate payments and amounts payable under Section 3.3 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

(D)In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Participant executes the Release Agreement) shall be paid in the later taxable year.

9.7Golden Parachute Payment. If the payment or provision of any amounts or any benefits, including Severance Benefits, hereunder would be a Golden Parachute Payment that is prohibited by applicable law, then such payment, provision or benefit will be reduced to the Golden Parachute Limit. For purposes of this Section 9.7, “Golden Parachute Payment” means a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act and “Golden Parachute Limit” means the greatest amount of payment, provision or benefit under this Plan that could be made to the Participant without having any portion of such payment, provision or benefit be a Golden Parachute Payment.

EXHIBIT A
CULLEN/FROST BANKERS, INC.
EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN

Key Eligible Employee	CoC Severance Formula	Continuation of Benefits Period (# of months)
Phil Green	Three (3) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	36 months
Kenny Wilson	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Paul Bracher	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Dan Geddes	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Howard Kasanoff	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Coolidge E. Rhodes, Jr.	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Carol Severyn	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Jimmy Stead	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Ericka Pullin	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Bobby Berman	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months
Annette Alonzo	Two (2) times the sum of (i) Annualized Base Salary and (ii) Target Bonus	24 months

EXHIBIT B

CULLEN/FROST BANKERS, INC.
EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN
FORM OF PARTICIPATION AGREEMENT

Reference is made to the Cullen/Frost Bankers, Inc. (“Company”) Executive Change-in-Control Severance Plan, a copy of which is attached hereto as Annex A (as the same may be amended or modified from time to time, the “Plan”). The Plan is incorporated in this Participation Agreement (this “Participation Agreement”) and is deemed to be a part hereof for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.

We are pleased to inform you that you have been designated as a Key Eligible Employee eligible to participate in the Plan. Upon your execution and delivery to the Company of this Participation Agreement, you will become a Participant in the Plan. Your participation in the Plan is subject to the terms and conditions of the Plan. Pursuant to your participation in the Plan, you are eligible to receive Severance Benefits in accordance with the terms of the Plan.

In signing below, you expressly agree to be bound by, and you promise to abide by, the terms of the Plan. You agree that the terms of the Plan are reasonable in all respects. You further acknowledge that receipt of Severance Benefits under the Plan is contingent upon your execution, delivery and non-revocation of a general release of claims as provided in the Plan.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior change‑in‑control and/or severance benefit policies, plans and arrangements of the Company, if any (and supersede all prior oral or written communications by the Company with respect to change‑in‑control benefits or severance benefits, if any), and any such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect with respect to your participation therein.

You further acknowledge and agree that before signing this Participation Agreement (a) you have fully read and you understand the Plan, (b) you have fully read, and you understand and voluntarily enter into, this Participation Agreement, and (c) you have had sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Participation Agreement shall be valid, binding, and enforceable against a party when executed by means of (a) an electronic signature; (b) an original manual signature; or (c) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall have for all purposes the same validity, legal effect and admissibility in evidence as an original manual signature

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement (in the case of the Company, by its duly authorized officer), as set forth below.

CULLEN/FROST BANKERS, INC.	PARTICIPANT:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: